U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PREDICTIVE ONCOLOGY INC.

(Name of Registrant as Specified in Its Charter)

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November 25, 2020

Dear Shareholder,

We recently sent you proxy materials in connection with our upcoming Special Meeting of Shareholders to be held virtually on December 1, 2020. According to our records, we have not yet received your vote.

We are asking you to vote for allowing the Company to reincorporate in the state of Nevada, moving away from Delaware. Our Board believes that there are several reasons why a reincorporation in Nevada is in the best interests of the Company and our stockholders. First and foremost, the reincorporation in Nevada will eliminate our obligation to pay the injurious annual Delaware franchise tax, which is currently equal to approximately $170,000 per year. In addition, the reincorporation may help us attract and retain qualified management by reducing the risk of lawsuits being filed against the Company and its directors and officers. We believe that for the reasons described in the proxy materials, in general, Nevada law provides greater protection to our directors, officers and the Company than Delaware law.

Your vote is very important, regardless of the number of shares you own.

The reincorporation, to be approved at the Special Meeting, must receive a “For” vote from a majority of the outstanding shares of common stock of the Company. At our recent Annual Meeting, the Reincorporation vote received far more “For” votes than “Against” votes, however, we did not reach the required number of total votes for a majority.

Please take a moment to vote your shares by following the instructions in your proxy materials. You may vote online or by telephone.

Please disregard this letter if you have already voted your shares for the reincorporation.

Thank you for your cooperation and support.

Sincerely,

Carl Schwartz

Chief Executive Officer